EXHIBIT 99.2

Rimage Corporation

2nd Quarter FY 2012 Conference Call

July 26, 2012

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Rimage Corporation 2Q 2012 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, July 26, 2012.

I would now like to turn the conference over to Jenifer Kirtland of the EVC Group. Please go ahead, Ms. Kirtland.

Jenifer Kirtland

Thank you, Operator, and good morning everyone. This morning before the market open, Rimage issued a press release announcing its second quarter 2012 financial results. The release is available on the Company’s corporate website at rimagecorp.com.

Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Rimage’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this morning. Copies of these documents are available online from the SEC or on the Rimage website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

In addition, to supplement the GAAP numbers, we have provided non-GAAP information that excludes the amortization of intangibles associated with the Qumu acquisition. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP loss per share information to the non-GAAP information is included in our financial release.

And with that, I’d like to turn the call over to Sherman Black, President and CEO of Rimage.

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Sherman L. Black

•	Good morning and thank you for joining us on our second quarter 2012 conference call.
•	With me today is Jim Stewart, our Chief Financial Officer.
•	This morning we issued our second quarter results release. Revenues totaled $18.3 million and our net loss per share was 27 cents on a GAAP basis, in line with our preannouncement last week.
•	I’ll start with a review of the factors that affected our financial performance in the quarter, the market outlook and the positive developments in our software business. Then, Jim will provide a more detailed look at the second quarter results and offer our thoughts on guidance for the third quarter.
•	Following our formal remarks, we will be happy to take your questions.

Second Quarter Disc Publishing

•	Revenues in the quarter fell below our expectations due to lower than expected disc publishing revenues. The 9% decline from a year ago reflected a 28% decrease in disc publishing hardware revenues that was attributable to two factors.
•	The economic condition in Europe had a more negative impact on demand in the quarter than we had anticipated.
•	Equally important was the delay of several disc publishing transactions in North America, due to funding challenges that affected some financial services and government agency customers. These transactions remain in the pipeline and we are confident that we will close on most of them in the third or fourth quarters.
•	Consumables sales also decreased from the prior year, reflecting the comparison against a strong second quarter last year that again included stocking by customers seeking to ensure supply in light of the disruption from the Japan earthquake and tsunami.
•	Looking ahead, we continue to anticipate several major hardware refresh transactions this year. We also are working a pipeline of government agency customers that should be in a position to move forward with purchase orders later in the year. Overall, we anticipate disc publishing revenues in both the third and fourth quarters to increase from first and second quarter levels.

Qumu

•	Turning now to our software business. Qumu revenues totaled $1.4 million in the second quarter. We were very pleased with the record $6.6 million in backlog in contracted commitments that Qumu reported at the end of June, demonstrating good traction with enterprise customers and the potential for us to recognize revenue over the next several quarters.
•	Included in the backlog was the largest transaction in Qumu’s history supporting a Fortune 50 global manufacturer.
•	Following the end of the quarter, in July, Qumu closed another multi-year, multi-million dollar transaction with a large European telecommunications provider. This is Qumu’s largest European deal to date. It represents a return on the investment we made to expand Qumu’s sales force into Europe and demonstrates that we are executing on an important opportunity that we identified when we purchased Qumu last October.

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•	Interest in Qumu’s robust, end to end and reliable video communications solution remains strong. We have a full pipeline of prospects that we are actively pursuing.
•	We expect continued growth in contracted commitments from Qumu.

Signal

•	Turning now to Signal…
•	We have received very positive feedback on our Signal Online Publishing product, which we introduced last quarter.
•	With Signal, customers can push content securely to nearly any mobile device or PC for online or offline viewing. It provides an improved level of protection for enterprises as they deal with the challenges of securing corporate content in this age of “BYOD” or Bring Your Own Device, which has employees accessing corporate information from multiple devices, including their own personal tablets and laptops.
•	Our initial efforts with Signal are focused on helping major entertainment studios securely share pre-released content to their extended enterprise and I am happy to announce we have landed our first contract this month. We will continue to mature this product and pursue this market segment.
•	Our other priority is to leverage Qumu’s market facing resources and pursue existing Qumu customers as targets for our Signal product.
•	We are focused on generating significant customer wins for Signal. As we gain traction, we’ll expand our target market.

Maximizing Shareholder Returns

•	In addition to our operational progress and strategy, we continue to work to enhance shareholder value through dividends and a stock buyback program.
•	During the second quarter, we paid out $1.7 million in dividend payments for a total of $3.5 million through the first half of 2012.
•	This week, our Board of Directors again approved a $0.17 per share quarterly dividend payable on September 14, 2012 to shareholders of record on August 31. This represents a 9% yield based on the current stock price.
•	Also during the second quarter, we used $0.9 million for the repurchase of RIMG shares.

VIsion

•	While we move through this transition period for our Company, I think it is important to reiterate that our confidence and commitment to our strategy has not diminished.
•	Our Q2 disc publishing results were disappointing, however our products remain well positioned and we expect improved results in Q3.
•	Within the last 90 days we have had several points of validation in our software investments. Our products greatly enhance the leading communications and collaboration tools in the enterprise. We make them mobile, scalable, secure, and easy to integrate.
•	With that, I’d like to turn the call over to Jim for a review of our second quarter financial performance and our outlook for the third quarter. Jim.

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James R. Stewart

•	Thanks, Sherman.
•	I’d like to begin with a more detailed discussion of our revenues.
•	Sales of digital publishing equipment in the second quarter decreased 28% from the second quarter of 2011. As Sherman mentioned, this was attributable to slower than anticipated demand in Europe and the delay of several transactions in North America due to customer funding challenges.
•	Disc publishing equipment represented 29% of total sales in the second quarter, compared with 37% in the second quarter last year.
•	Recurring revenues, which include sales of printer ribbons and cartridges, parts, and optical media, as well as service contracts, were down 9% from last year. Recurring revenues represented 63% of total company revenues in the second quarter compared with 63% in the prior year.
•	Sales of consumable supplies decreased 13% from the prior year’s quarter, which, as Sherman discussed, reflected the comparison against a strong second quarter in 2011 when our customers continued to build inventories due to supply disruption concerns caused by the earthquake and tsunami in Japan.
•	Disc Publishing service revenues, consisting primarily of sales of maintenance contracts, increased 1% in the quarter, driven by higher repair and install revenue.
•	Evidence management solutions revenues were again strong in the second quarter and now through June have increased more than 100% from last year.
•	Qumu revenues totaled $1.4 million in the second quarter. During the quarter, Qumu increased its backlog of contracted commitments to a record $6.6 million. This is up more than $5 million from first quarter levels. As a reminder, we define contracted commitments as the dollar value of signed customer purchase commitments.
•	International sales decreased 17% from the second quarter of 2011. Approximately one third of this decline was due to foreign currency translation. International sales in the quarter were 37% of total sales, compared with 40% in the second quarter of 2011.
•	Sales in Europe remained weak reflecting the continued economic slowdown in the region.
•	Sales in Asia Pacific were down 8% in the second quarter and are now flat on a June YTD basis compared with last year.

Margins, Expenses, Bottom-line

•	Moving down the income statement, the gross margin was 45% in the second quarter, compared with 49% last year. The margin was negatively impacted by lower disc publishing hardware revenues as a percentage of total sales and underabsorption of fixed costs. Qumu’s margins were also low due to its low sales volume.
•	Operating expenses of $12.0 million, increased significantly from $8.1 million in the second quarter of 2011 due to the acquisition of Qumu, but they fell $500,000 compared with first quarter 2012 due to lower R&D and G&A expenses.

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•	Qumu expenses totaled $4.1 million in the second quarter, including approximately $0.3 million of intangible amortization. Excluding Qumu, operating expenses for the recent second quarter were slightly below the second quarter of last year.
•	R&D expenses were $2.9 million in the quarter. Excluding Qumu, R&D expenses totaled $1.6 million compared with $1.5 million in the second quarter last year. The increase was due to higher spending on Signal product development.
•	Second quarter SG&A expenses were $8.9 million, down $300,000 compared with the first quarter primarily due to lower compensation and audit expenses in G&A. Excluding Qumu, SG&A expenses were $6.3 million, compared with $6.5 million in the second quarter last year.
•	The net loss in the second quarter was $2.8 million, or 27 cents per share.
•	The primary reasons for the higher than anticipated loss were 1) lower revenue and gross margin than we anticipated in the disc publishing business and 2) a lower tax rate on the losses incurred due to the negative impact of non deductible expenses in our tax rate calculation given the overall loss position of the company. This tax rate was trued up in our second quarter results and we can now expect our total year tax rate to be approximately 33%.

Cash

•	Cash and marketable securities totaled $62 million at the end of June compared with $67 million at the end of March and $70 million at the end of December. During the second quarter:
o	We used $1.7 million for dividend payments
o	We used $900 thousand to repurchase shares
o	We used $500 thousand to increase our investment in BriefCam and
o	We used $400 thousand for capital expenditures.
•	Second quarter cash used in operations was approximately $700 thousand.

3Q Guidance

•	Turning now to our financial outlook for the third quarter…
•	We expect revenues to be between $20 and $22 million.
•	We expect a net loss of between $(0.06) and $(0.13) per share.
•	Excluding the amortization related to Qumu intangibles, we expect the non-GAAP net loss to be between $(0.03) and $(0.10) per share.
•	For the full year 2012, the company expects Qumu contracted commitments to grow significantly from 2011 however, a significant portion of the contracted commitments will be recognized into revenue in 2013 and 2014. With this shift in the Qumu revenue model combined with weak first half disc publishing revenues, we now expect 2012 overall company revenue will decline slightly from 2011.
•	Disc publishing revenue is now expected to decline close to 10% for the year.
•	We expect cash flow to be approximately breakeven during 2012.
•	We also expect to continue to return cash to shareholders. We anticipate dividend payments for the year of approximately $7 million. In addition, we have more than 247,000 shares remaining under the current share repurchase authorization at the end of June.

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•	That concludes our formal remarks.
•	Now Sherman and I would be happy to answer any questions. Operator, could you please open up the line for Q&A?

Sherman L. Black: Following the Q&A

•	Thanks again for joining us today.
•	We are working hard to ensure a better performance from our disc publishing business in the second half of the year and to continue to grow our software business. We will update you on our progress during our third quarter conference call in October.
•	Thank you.

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